UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Earliest Event Reported: January 25, 2016

Empire Energy Corporation International

(Exact name of registrant as specified in its charter)

Nevada	1-10077	87-0401761
(State or other jurisdiction of Incorporation)	(Commission file number)	(IRS employer identification no.)

6750 Antioch Road

Merriam, Kansas 66204

(Address of principal executive offices, including zip code)

+61 3 6231 3529

 (Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

      . Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

      . Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

      . Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 210.14d-2(b))

      . Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

The CEO of Empire Energy Corporation International (EEGC) today announced that the company is part of an international consortium, formed to explore for oil, gas and helium in the Tasmania Basin in Australia. Mr. Malcolm Bendall said "I am very happy to announce the formation of Tasmanian Oil and Gas Australia Pty Ltd (TOGA) which includes EEGC, Alpha Prospects PLC (UK) and Derlite Limited (Hong Kong) as main shareholders. TOGA has today applied to the Tasmanian State Government for exploration license ERA 981. On the basis of independent geological reports that have evaluated the extensive USD $65 million seismic, drilling and geoscience exploration carried out previously, TOGA is confident of discovering commercial petroleum and helium during its planned exploration and drilling program. TOGA expects to find enough natural gas that will ensure a stable energy supply for the next 60 or more years and Tasmania will, then no longer, have to rely on climate dependant hydroelectricity and environmentally damaging and unreliable coal-generated power from the Australian mainland."

On January 25, 2016 Alpha Prospects PLC issued the following press release regarding its interest in Empire Energy Corporation International.

ALPHA PROSPECTS PLC

(“Alpha” or the “Company”)

Tasmanian licence application submitted

Alpha Prospects plc, the investment management company focussed on companies with fast growth and/or recovery prospects, is pleased to inform shareholders that the company is part of an international consortium that has submitted on the 22 January 2016 an application for an oil and gas exploration licence in Tasmania (ERA981) to the Mineral Resources Department of the Government.

The company making the application is Tasmanian Oil and Gas Australia Pty limited (“TOGA”).  The main shareholders of which are: Alpha Prospects Plc, Derlite Limited, Hong Kong and Empire Energy International Corporation Inc., USA.  All intellectual property, survey results and other work carried out on the licence area has been transferred from Tasmania Oil and Gas Limited to the new entity.

The body of work done demonstrates that there is a high probability of oil and gas, primarily gas, being found within the licence area being applied for.  The independent report produced provides a very detailed analysis of the area under consideration.  A number of key staff have been contracted to join TOGA when the licence is granted and exploration work can begin. Likewise a number of potential contractors have indicated a willingness to support this new venture.

In spite of the current turbulent market conditions - both in the oil/gas markets and the capital markets - we have received confirmation from our indicative conversations with investors that this project is one worth serious analysis given the underlying opportunity.  Investors have been identified and, subject to the licence being conditionally offered, we are confident that they will fund the drill programme envisaged.  We have interest from a number of parties, in particular in the UK and the US, and it is likely that TOGA itself will seek a listing either in Australia or the USA in due course.

Once the licence has been granted it is the intention to find industry partners for the project and it is expected that a farm out of the project to a major oil company will occur.  Prospective investors are aware of the long term commitment the project requires and have indicated that they are eager to have a full role in this potentially very lucrative project.

Further announcements will be made in due course.

26th January 2016

Enquiries:

Alpha Prospects PLC Christopher Foster +44 (0) 7525 688 741	Lothbury Financial Services Michael Padley +44 20 3290 0707

Company website: http://www.alphaprospectsplc.com

Share trading currently operates on a matched bargain basis, which is a market where buyers’ and sellers’ expectations match. Whilst JP Jenkins’ platform is not a regulated investment exchange, each of your Ordinary Shares currently has an indicative share price of 3p.

The JP Jenkins’ web site is http://lmmx.co.uk/companies/profile/alpha-prospects-plc

Empire Contact: Malcolm Bendall

+61 3 6231 3529

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EMPIRE ENERGY CORPORATION INTERNATIONAL

Dated: January 25, 2016

By:   /s/ Malcolm Bendall

Mr. Malcolm Bendall

Chief Executive Officer